Exhibit 99.1

Joint Filing Agreement

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that they are jointly filing this statement on Schedule 13D. Each of them is responsible for the timely filing of such statement and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing Agreement as of the 4th day of August 2025.

Temasek Holdings (Private) Limited

By:	/s/ Jason Norman Lee
Name:	Jason Norman Lee
Title:	Authorised Signatory

Tembusu Capital Pte. Ltd.

By:	/s/ Goh Bee Kheng
Name:	Goh Bee Kheng
Title:	Director

Napier Investments Pte. Ltd.

By:	/s/ Sim Tzi Yong
Name:	Sim Tzi Yong
Title:	Director

Venezio Investments Pte. Ltd.

By:	/s/ Poy Weng Chuen
Name:	Poy Weng Chuen
Title:	Director